Exhibit (a)(1)
OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING LIMITED PARTNERSHIP UNITS
OF
REEVES TELECOM LIMITED PARTNERSHIP
AT
$1.50 NET PER UNIT
BY
REEVES TELECOM ACQUISITION CORP.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN
DAYLIGHT TIME, ON FRIDAY, JULY 14, 2006, UNLESS THE OFFER IS EXTENDED

Reeves Telecom Acquisition Corp. (the “Offeror”) is offering to purchase any and all outstanding limited partnership units (the “Units”) of Reeves Telecom Limited Partnership, a South Carolina limited partnership (the “Partnership”), at a purchase price of $1.50 per Unit, net to the seller in cash, without interest (the “Purchase Price”), upon the terms and subject to the conditions set forth in this offer to purchase (the “Offer to Purchase”) and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”).

The President and sole shareholder of the Offeror is John S. Grace. The general partner of the Partnership is Grace Property Management, Inc., all of the shares of which are held in trust for the benefit of Mr. Grace. Therefore, the Offeror may be deemed to be an “affiliate,” as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of the Partnership and its general partner.

Only Units properly tendered and not properly withdrawn will be purchased, upon the terms and subject to the conditions of the Offer. Units not properly tendered in the Offer will be returned to the tendering Unit holders at the Offeror’s expense promptly after the expiration of the Offer. See Section 1. To tender Units properly, you must properly complete and duly execute the Letter of Transmittal.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF UNITS BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 6.

The Units are not traded or listed for trading on any market or exchange. Therefore, no current market prices for the Units are available.

If you wish to tender all or any part of your Units, you should complete and sign the Letter of Transmittal, or a facsimile of it, according to the instructions in the Letter of Transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, to the Depositary (as defined below) and mail or deliver the certificates to the Depositary together with any other documents required by the Letter of Transmittal.

Questions and requests for assistance, and requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery, or any document incorporated herein by reference, may be directed to the Information Agent at the following telephone numbers:

MELLON INVESTOR SERVICES LLC
Toll Free Number (within the U.S., Canada or Puerto Rico) : 1-877-870-8964
Outside the U.S.: 1-201-680-6654 (Collect)

IMPORTANT

If you hold certificates for shares of common stock of Reeves Telecom Corporation (the “Corporation”), the predecessor of the Partnership, which you have not exchanged for Units on a 1-for-1 basis pursuant to the terms of the Corporation’s 1979 plan of liquidation, as amended, you may tender your unexchanged share certificates under this Offer, and you should complete the Letter of Transmittal exactly as if your share certificates had been exchanged for Units.

The Offer is not being made to (nor will any tender of Units be accepted from or on behalf of) Unit holders in any jurisdiction in which the making of the Offer or the acceptance of any tender of Units therein would not be in compliance with the laws of such jurisdiction. However, the Offeror may, at its discretion, take such action as it may deem necessary for it to make the Offer in any such jurisdiction and extend the Offer to Unit holders in such jurisdiction.

June 14, 2006

SUMMARY TERM SHEET

The Offeror is providing this summary term sheet for your convenience. It highlights the most material information in this document, but you should understand that it does not describe all of the details of the Offer to the same extent described in this document. You are urged to read the entire document and the related Letter of Transmittal because they contain the full details of the Offer. References to the sections of this document where you will find a more complete discussion are included in this summary term sheet.

WHO IS OFFERING TO PURCHASE MY UNITS?

Reeves Telecom Acquisition Corp. is the Offeror and is offering to purchase the limited partnership units of Reeves Telecom Limited Partnership. The Offeror is wholly-owned by John S. Grace, who is also its President. Mr. Grace may be deemed to be an affiliate of the Partnership and its general partner. The Offeror has had limited business activity, serving primarily as a holding company for certain of Mr. Grace’s investments.

WHAT WILL BE THE PURCHASE PRICE FOR THE UNITS AND WHAT WILL BE THE FORM OF PAYMENT?

Unit holders whose Units are purchased in this Offer will be paid $1.50 per Unit in cash, without interest, promptly after the expiration of the Offer. Under no circumstances will interest be paid on the Purchase Price, even if there is a delay in making payment. See Section 1.

HOW MANY UNITS WILL WE PURCHASE?

We will purchase any and all Units validly tendered in this Offer which are not withdrawn prior to the expiration date. As of May 31, 2006, there were 1,811,562 Units issued and outstanding. See Section 1. This Offer is not conditioned on any minimum number of Units being tendered. See Section 6.

WHAT IF I HOLD CERTIFICATES FOR UNEXCHANGED SHARES OF REEVES TELECOM CORPORATION?

The Corporation was liquidated pursuant to a 1979 plan of liquidation, as amended. Pursuant to the plan of liquidation, each share of common stock was exchanged for one limited partnership unit of the Partnership. Although not all holders of shares of the Corporation’s common stock have exchanged their share certificates for Units, since the liquidation, the Partnership has treated holders of certificates for shares of common stock exactly as if the holders had exchanged their share certificates for Units. If you hold and wish to tender certificates for shares of common stock which you have not exchanged for Units, you should surrender your share certificates and complete the Letter of Transmittal in exactly the same way as if you held and wished to tender Units. See Section 1.

WHY ARE WE MAKING THIS OFFER?

On April 26, certain affiliates of MacKenzie Patterson Fuller, LP (“MacKenzie”) made a tender offer for all the Units of the Partnership at a price of $0.50 per Unit, as described below (the “MacKenzie Offer”). We believe that a price of $0.50 per Unit undervalues the Units significantly. Therefore, we have made this Offer to provide Unit holders an opportunity to sell any or all of their Units at a higher price. However, we do not represent or believe that a price of $1.50 per Unit is the fair market value or liquidation value of the Units. We expect to earn a profit upon the eventual sale of the Units or the liquidation of the Partnership. See Section 2.

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HOW WILL WE PAY FOR THE UNITS?

Assuming all Units are purchased in this Offer at the Purchase Price of $1.50 per Unit, $2,717,343 will be required to purchase such Units. We have sufficient liquid capital for purposes of funding the purchase of the Units and payment of related expenses. This Offer is not conditioned upon the receipt of financing. See Sections 6 and 8.

HOW LONG DO I HAVE TO TENDER MY UNITS?

You may tender your Units until this Offer expires. This Offer will expire on Friday, July 14, 2006, at 5:00 p.m., Eastern Daylight Time, unless we extend it. See Section 1. We may choose to extend this Offer for any reason, subject to applicable laws. See Section 13.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

We will issue a press release by 9:00 a.m., Eastern Daylight Time, on the business day after the previously scheduled expiration date if we decide to extend this Offer. See Section 13.

WHAT WILL HAPPEN IF I DO NOT TENDER MY UNITS?

Upon the completion of this Offer, non-tendering Unit holders will remain Unit holders of the Partnership entitled to all the same rights, privileges and obligations that they had prior to this Offer. We do not expect to change the operations of the Partnership. See Section 2.

ARE THERE ANY CONDITIONS TO THE OFFER?

Yes. Our obligation to accept and pay for your tendered Units depends upon a number of conditions, including:

•	No legal action shall be pending, or shall have been threatened or taken, that might adversely affect this Offer.

•	No commencement or escalation of a war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism.

•
No significant decrease in the value of the Units or in the price of equity securities generally and no adverse changes in the U.S. stock markets or credit markets shall have occurred during this Offer.

•
No one shall have proposed, announced or made a tender or exchange offer (other than this Offer and the tender offer by certain affiliates of MacKenzie described below), merger, business combination or other similar transaction involving the Partnership.

•
No one (including certain groups) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding Units (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission (the “SEC”) prior to June 14, 2006 and other than certain affiliates of MacKenzie described below). In addition, no new group shall have been formed which beneficially owns more than 5% of the outstanding Units, other than certain affiliates of MacKenzie described below. Finally, no one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire the Partnership or its securities.

•	No change in the Partnership’s general partner, whether by replacing or removing the current general partner or by adding a general partner.

•
No material adverse change in the Partnership’s business, condition (financial or otherwise), assets, income, operations, prospects, treatment for tax purposes, or Unit ownership shall have occurred during this Offer.

•	No material adverse change in the Offerer, such as the death or disability of its President and sole shareholder.

However, we may waive, in whole or in part, any of these conditions. See Section 6.

HOW DO I TENDER MY UNITS?

To tender your Units, you must deliver your certificate(s) and a properly completed and duly executed Letter of Transmittal to the Depositary prior to 5:00 p.m., Eastern Daylight Time, on Friday, July 14, 2006, unless this Offer is extended. The address to which you should send your certificate(s) and Letter of Transmittal is as follows:

By Mail: Mellon Investor Services LLC Attn: Reorganization Department P.O. Box 3448 South Hackensack, NJ 07606	By Overnight Courier: Mellon Investor Services LLC Attn: Reorganization Department 480 Washington Boulevard Mail Drop - Reorg Jersey City, NJ 07310	By Hand: Mellon Investor Services LLC Attn: Reorganization Department 120 Broadway, 13th Floor New York, NY 10271

ONCE I HAVE TENDERED UNITS IN THIS OFFER, CAN I WITHDRAW MY TENDER?

Yes. You may withdraw any Units you have tendered at any time before 5:00 p.m., Eastern Daylight Time, on Friday, July 14, 2006, unless we extend this Offer, in which case you may withdraw tendered Units until this Offer, as so extended, expires.

HOW DO I WITHDRAW UNITS I PREVIOUSLY TENDERED?

You must deliver, on a timely basis, a written, telegraphic or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover page of this document. Your notice of withdrawal must include the number of Units to be withdrawn and the name of the registered holder of those Units. See Section 4.

WHAT IF I HAVE TENDERED MY UNITS TO MACKENZIE UNDER THE MACKENZIE OFFER?

On April 26, 2006, MPF-NY 2005, LLC; SCM Special Fund, LLC; MPF Flagship Fund 10, LLC; and MPF DeWaay Premier Fund 3, LLC, affiliates of MacKenzie, announced the MacKenzie Offer to purchase all 1,811,562 Units outstanding at a purchase price equal to $0.50 per Unit, in cash, without interest, upon the terms and subject to the conditions set forth in an offer to purchase dated April 26, 2006 and in the related letter of transmittal. The MacKenzie Offer was extended to Friday, June 16, 2006. If you wish to tender your Units under this Offer and have already tendered your Units under the MacKenzie Offer, you may withdraw your Units previously tendered under the MacKenzie Offer by following the instructions for withdrawal set forth in the MacKenzie Offer and related letter of transmittal. In general, this involves submitting a timely notice of withdrawal to MacKenzie. Unless the MacKenzie Offer is extended, you must submit your notice of withdrawal to MacKenzie prior to 12:00 Midnight Pacific Time on Friday, June 16, 2006 for your withdrawal to be effective. Once you have withdrawn your Units under the MacKenzie Offer, you may tender the Units under this Offer. See Section 15.

HAS THE PARTNERSHIP OR ITS GENERAL PARTNER ADOPTED A POSITION ON THIS OFFER?

This Offer is being made by an affiliate of the Partnership and its general partner. Because of the possible conflict of interest, the Partnership and its general partner are unable to make any recommendation to you as to whether you should tender or refrain from tendering your Units. You must make your own decision as to whether to tender your Units and, if so, how many Units to tender. See Section 2.

FOLLOWING THIS OFFER, WILL THE PARTNERSHIP CONTINUE AS A PUBLIC COMPANY?

The Partnership is a reporting company under Section 12(g) of the Exchange Act because the Units are held by a sufficient number of holders. That means that the Partnership must file annual, quarterly and other reports with the SEC, which periodic reports are publicly available. If, as a result of this Offer, the number of registered Unit holders is reduced to below 300, then the Partnership may elect to suspend its reporting obligations and periodic reports concerning the Partnership will no longer be publicly available. In such an event, the Partnership will cease to be a “public company.” If, after this Offer, the Partnership still has 300 or more registered Unit holders, the Partnership must continue filing periodic reports with the SEC until such time as the Partnership is liquidated or the Partnership’s reporting obligations are suspended pursuant to applicable laws. However, even if the Partnership continues to file periodic reports with the SEC, we believe that no public market for Units will develop. In any event, the Partnership will continue to send to registered holders of Units annual tax and financial information. See Section 6.

WHEN WILL I BE PAID FOR THE UNITS I TENDER?

We will pay the Purchase Price, net to you in cash, without interest, for the Units (including shares of common stock of the Partnership’s predecessor for which certificates have not been exchanged for Units) we purchase promptly after the expiration of this Offer and the acceptance of the Units for payment. See Section 5.

WHAT IS THE RECENT MARKET PRICE OF MY PARTNERSHIP UNITS?

There is no public market for the Partnership's Units, so no market prices are available for purposes of evaluating the Purchase Price.

HOW WAS THE PURCHASE PRICE DETERMINED?

We set the Purchase Price without reference to any particular factor. We have not determined $1.50 per Unit to be a fair offer price, nor have we obtained an independent appraisal or opinion to support our Purchase Price. See Section 7.

WILL I HAVE TO PAY BROKERAGE COMMISSIONS IF I TENDER MY UNITS?

If you are a registered Unit holder and you tender your Units directly to us, you will not have to pay or incur any brokerage commissions on the Units tendered and purchased by us under this Offer. See Section 2.

WILL I HAVE TO PAY ANY STOCK TRANSFER TAX IF I TENDER MY UNITS?

If you instruct us in the Letter of Transmittal to make the payment for the Units to the registered holder, you will not incur any stock transfer tax on the Units tendered and purchased under this Offer. See Section 5.

WHAT ARE THE CONSEQUENCES OF TENDERING MY UNITS?

Unit holders who tender their Units will receive the Purchase Price but will give up the opportunity to participate in any future benefits from the ownership of Units, including potential future distributions by the Partnership. The Purchase Price may be less than the total amount of distributions which might otherwise be received by the Unit holder with respect to the Unit over the remaining term of the Partnership or upon its liquidation. See Section 7.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY UNITS?

Generally, you will be subject to U.S. federal income taxation when you receive cash in exchange for the Units you tender. The receipt of cash for your tendered Units will be treated as a sale or exchange that may be eligible for capital gains treatment. All Unit holders are urged to consult their tax advisors regarding the application of U.S. federal income tax, income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Section 12.

WHOM CAN I TALK TO IF I HAVE QUESTIONS?

Mellon Investor Services LLC is serving as the Information Agent for the Offer. You may contact the Information Agent at the following telephone numbers with any questions you may have concerning the offer:

MELLON INVESTOR SERVICES LLC
Toll Free Number (within the U.S., Canada or Puerto Rico): 1-877-870-8964
Outside the U.S.: 1-201-680-6654 (Collect)

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THE OFFER

SECTION 1. GENERAL.

Upon the terms and subject to the conditions of this Offer, the Offeror will purchase any and all Units which are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled expiration date of this Offer, at a Purchase Price of $1.50 per Unit, net to the seller in cash, without interest.

The term “expiration date” means 5:00 p.m., Eastern Daylight Time, on July 14, 2006, unless and until the Offeror, in its sole discretion, shall have extended the period of time during which this Offer will remain open, in which event the term “expiration date” shall refer to the latest time and date at which this Offer, as so extended by the Offeror, shall expire. See Section 13 for a description of the Offeror’s right to extend, delay, terminate or amend the Offer. Withdrawal rights expire on the expiration date.

If (1)(a) the Offeror increases or decreases the Purchase Price to be paid for Units or (b) the Offeror decreases the number of Units being sought, and (2) this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of any increase or decrease is first published, sent or given in the manner specified in Section 13, this Offer will be extended until the expiration of ten business days from the date that notice of any increase or decrease is first published. For the purposes of this Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, Eastern Daylight Time.

This Offer is not conditioned on any minimum number of Units being tendered. This Offer is, however, subject to other conditions. See Section 6.

Only Units properly tendered and not properly withdrawn will be purchased, upon the terms and subject to the conditions of this Offer. All Units tendered and not purchased under this Offer will be returned to the tendering Unit holders at the Offeror’s expense promptly after the expiration date.

As described in Section 12, the number of Units that the Partnership will purchase from a Unit holder under this Offer may affect the U.S. federal income tax consequences to that Unit holder and, therefore, may be relevant to that Unit holder’s decision whether or not to tender Units. See Section 6.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Units (including record holders of certificates for shares of common stock of the Corporation which have not been exchanged for Units) and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on the Partnership’s Unit holder list or, if applicable, that are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Units.

Unexchanged Shares of Common Stock of Reeves Telecom Corporation. The Partnership’s predecessor was Reeves Telecom Corporation, formerly known as Reeves Broadcasting Corporation. The Corporation was liquidated pursuant to a 1979 plan of liquidation, as amended. Pursuant to the plan of liquidation, each share of the Corporation’s common stock was exchanged for one limited partnership unit of the Partnership. As of May 31, 2006, certificates for 67,029 shares of the Corporation’s common stock have not been exchanged for Units. Since the liquidation, however, the Partnership has treated holders of certificates for shares of common stock exactly as if the holders had exchanged their certificates for Units. The 1,811,562 Units reported by the Partnership as being issued and outstanding as of May 31, 2006 includes the 67,029 shares of common stock of the Corporation for which certificates have not been exchanged for Units. This Offer, therefore, applies to holders of certificates for shares of common stock which have not been exchanged for Units of the Partnership on the same basis as holders of Units. If you hold certificates for shares and wish to tender them, you should surrender your share certificates and complete the Letter of Transmittal in exactly the same manner as if you held and wished to tender Units. We will purchase all shares of common stock of the Corporation for which certificates are validly tendered and not withdrawn at a price of $1.50 per share of common stock.

SECTION 2. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS AND PROPOSALS.

Purpose of the Offer. On April 26, 2006 certain affiliates of MacKenzie made the MacKenzie Offer to purchase all Units of the Partnership at a price of $0.50 per Unit, as more fully described in their offer to purchase dated April 26, 2006 and related documents. The expiration date of the MacKenzie Offer has been extended to June 16, 2006. The tender offer documents relating to the Mackenzie Offer are available on the SEC’s website at http://www.sec.gov under the name of the Partnership. Except for the fact that MacKenzie and its affiliates may own Units of the Partnership, to the best of knowledge of the Offeror, Mackenzie and its affiliates are not associated in any way with the Offeror or the Partnership. The Offeror makes no representation as to the terms of the MacKenzie Offer and all Unit holders are encouraged to review the tender offer documents of the certain affiliates of MacKenzie for the complete terms of the MacKenzie Offer.

John S. Grace, the sole shareholder and President of the Offeror, has been affiliated with the Partnership since its inception. Mr. Grace believes that the value of the Units is greater than $0.50 per Unit. Since no public market currently exists for the Units, he believes that this Offer at the Purchase Price of $1.50 per Unit represents a more favorable opportunity for Unit holders to liquidate some or all of their Units if they so elect.

Mr. Grace believes that the Units have a long-term value such that the Offeror may realize a significant profit from distributions and/or upon the eventual sale of the Units at a price greater than $1.50 per Unit or the liquidation of the Partnership with proceeds to Unit holders of greater than $1.50 per Unit. The Offeror does not represent that $1.50 per Unit is the fair market price of the Units and believes that over time, the Offeror will realize more than $1.50 per Unit. However, there can be no assurance that the Partnership will have available funds for the payment of distributions or that it will declare such distributions. The general partner has no present plans to pay any distributions. Further, there can be no assurance that the proceeds upon any sale of the Units or the liquidation of the Partnership will exceed $1.50 per Unit. See Section 7 for a more complete discussion of the Purchase Price.

Because the Offeror may be deemed to be an affiliate of the Partnership and its general partner, the Partnership and its general partner have stated in a Schedule 14D-9 filed with the SEC on June 12, 2006 that they will be unable to make any recommendation to Unit holders as to whether they should tender or refrain from tendering their Units. Unit holders should carefully evaluate all information in this Offer to Purchase, should consult their own investment and tax advisors, and should make their own decision about whether to tender Units, and, if so, how many Units to tender.

The Offeror has not solicited information from any other person concerning their intent to tender Units in this Offer and therefore has no knowledge of whether any party will or will not tender Units in this Offer.

Certain Effects of the Offer. Unit holders who tender their Units will give up the opportunity to participate in any future benefits from the ownership of Units, including potential future distributions by the Partnership. The Purchase Price per Unit may be less than the total amount of distributions which might otherwise be received by the Unit holder with respect to the Unit over the remaining term of the Partnership or upon its liquidation. Unit holders who tender their Units will also give up the opportunity to sell the Units at a higher price in any future tender offer or otherwise, although there is currently no market for the Units and none is expected to develop.

The Units are registered under the Exchange Act, which requires, among other things, that the Partnership file periodic reports with the SEC and comply with the SEC’s proxy rules in connection with meetings of Unit holders. If we succeed in purchasing Units from enough Unit holders to reduce the number of registered Unit holders to below 300, then the general partner may elect to have the Partnership’s reporting obligations suspended pursuant to applicable laws. In such an event, the Partnership will cease to be a “public company.” If, after this Offer, the Partnership still has 300 or more registered holders of Units, the Partnership must continue filing periodic reports with the SEC. In such an event, the same information as is currently available concerning the Partnership will remain publicly available until such time as the Partnership is liquidated or the Partnership’s reporting obligations are suspended or otherwise eliminated pursuant to applicable laws. However, even if the Partnership continues to file periodic reports with the SEC, we believe that no public market for Units will ever develop. See Section 6.

Plans and Proposals. The Offeror has no present plans to take any action, or cause the Partnership’s general partner to take any action, to change the Partnership’s business plan described in its Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC on March 31, 2006.

Except as disclosed herein, or as may occur in the ordinary course of its business, the Offeror has no plans to take any action, or cause the general partner to take any action, that relates to or would result in any of the following:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Partnership;

•	a purchase, sale or transfer of a material amount of the Partnership’s assets;

•	any material change in the Partnership’s present distribution rate or policy, indebtedness or capitalization;

•	any change in the Partnership’s present general partner;

•	any other material change in the Partnership’s structure or business;

•	the acquisition by any person of additional Units of the Partnership, or the sale of Units by the Partnership; or

•	any changes in the Partnership’s partnership agreement that could impede the acquisition of control of the Partnership.

The Offeror reserves the right to change its plans and intentions at any time, as it deems appropriate.

SECTION 3. PROCEDURES FOR TENDERING UNITS.

Proper Tender of Units. For Units to be tendered properly under this Offer, the Unit certificates, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m., Eastern Daylight Time, on the expiration date by the Depositary at the address set forth on the back cover page of this Offer to Purchase.

Signature Guarantees and Method of Delivery. No signature guarantee is required if the Letter of Transmittal is signed by the registered holder of the Units tendered therewith and the holder has not completed either the box captioned “Special Transfer Instructions” or the box captioned “Special Mailing Instructions” in the Letter of Transmittal. If a Unit certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

Payment for Units tendered and accepted for payment under this Offer will be made only after timely receipt by the Depositary of Unit certificates, a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof, and any other documents required by the Letter of Transmittal. The method of delivery of all documents, including Unit certificates, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering Unit holder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

Federal Backup Withholding Tax. Under the United States federal backup withholding tax rules, 28% of the gross proceeds payable to a Unit holder or other payee under the Offer must be withheld and remitted to the United States Treasury, unless the Unit holder or other payee provides such person’s taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. Therefore, each tendering Unit holder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such Unit holder is unable to truthfully do so or otherwise can and does establish to the satisfaction of the Depositary that the Unit holder is not subject to backup withholding. Specified Unit holders (including, among others, all corporations and certain foreign Unit holders (in addition to foreign corporations)) are exempted from the backup withholding rules. In order for a foreign Unit holder to qualify as such an exempt recipient, that Unit holder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that Unit holder’s exempt status. The applicable form can be obtained from the Depositary. See Instructions in the Letter of Transmittal.

To prevent federal backup withholding tax equal to 28% of the gross payments made to Unit holders for Units purchased under the Offer, each Unit holder who does not otherwise establish an exemption from such withholding must provide the Depositary with the Unit holder’s correct taxpayer identification number and provide other information by completing the substitute Form W-9 included with the Letter of Transmittal. For a discussion of United States federal income tax consequences to tendering Unit holders, see Section 12.

Federal Income Tax Withholding on Foreign Unit Holders. Foreign Unit holders may be subject to United States income tax and withholding (in addition to the backup withholding discussed above) in a number of circumstances. See the discussion under “Section 12 - U.S. Federal Income Tax Consequences.” Foreign Unit holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a reduction of or an exemption from withholding tax, and the refund procedure. See Instructions in the Letter of Transmittal.

Return of Unpurchased Units. If any tendered Units are not purchased under the Offer because they are not properly tendered or are properly withdrawn before the expiration date, or if fewer than all Units evidenced by Unit certificates are tendered, certificates for unpurchased Units will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the Units, as applicable, without expense to the Unit holder.

Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Units to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units will be determined by the Offeror, in its sole discretion, and the Offeror’s determination will be final and binding on all parties. The Offeror reserves the absolute right to reject any or all tenders of any Units that it determines are not in proper form or the acceptance for payment of or payment for which the Offeror determines may be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Units or any particular Unit holder, and the Offeror’s interpretation of the terms of the Offer will be final and binding on all parties. In the event a condition is waived with respect to any particular Unit holder, the same condition will be waived with respect to all Unit holders. No tender of Units will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Unit holder or waived by the Offeror. The Offeror will be under no duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

Tendering Unit Holders Representation and Warranty; The Offeror’s Acceptance Constitutes an Agreement. A tender of Units under any of the procedures described above will constitute the tendering Unit holder’s acceptance of the terms and conditions of the Offer, as well as the tendering Unit holder’s representation and warranty to the Offeror that (1) the Unit holder has a net long position in the Units or equivalent securities at least equal to the Units tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, and (2) the tender of Units complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Units for that person’s own account unless, at the time of tender, the person so tendering (1) has a net long position equal to or greater than the amount tendered in (a) the subject securities, or (b) securities immediately convertible into, or exchangeable or exercisable for, the subject securities, and (2) will deliver or cause to be delivered the Units in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Offeror’s acceptance for payment of Units tendered under the Offer will constitute a binding agreement between the tendering Unit holder and the Offeror upon the terms and conditions of the Offer.

Lost or Destroyed Certificates. Unit holders whose certificate for part or all of their Units have been lost, stolen, misplaced or destroyed may contact the Depositary for instructions as to obtaining a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Units that are tendered and accepted for payment. A bond will be required to be posted by the Unit holder to secure against the risk that the certificates may be subsequently recirculated. Unit holders are urged to contact the Depositary immediately in order to permit timely processing of this documentation. Certificates, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any signature guarantees and any other required documents must be delivered to the Depositary. Any such documents delivered to any other person will not be forwarded to the Depositary and, therefore, will not be deemed to be properly tendered.

Unexchanged Shares of Common Stock. For the purposes, terms and conditions of this Offer, the certificates for shares of the common stock of the Corporation which have not been exchanged for Units will be treated in every respect the same as Units that are issued and outstanding. For such shares of the common stock of the Corporation to be tendered properly under this Offer, the share certificates, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m., Eastern Daylight Time, on the expiration date by the Depositary at the address set forth on the back cover page of this Offer to Purchase.

SECTION 4. WITHDRAWAL RIGHTS.

Except as otherwise provided in this Section 4, tenders of Units under this Offer are irrevocable. Units tendered under this Offer may be withdrawn at any time prior to the expiration date.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering Unit holder, the number of Units to be withdrawn and the name of the registered holder of the Units. If the certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the serial numbers shown on the certificates must be submitted to the Depositary.

Withdrawals may not be rescinded and any Units properly withdrawn thereafter will be deemed not properly tendered for purposes of this Offer, unless the withdrawn Units are properly re-tendered before the expiration date by following one of the procedures described in Section 3.

If the Offeror extends this Offer, is delayed in its purchase of Units or is unable to purchase Units under the Offer for any reason, then, without prejudice to the Offeror’s rights under the Offer, the Offeror may, subject to applicable law, retain tendered Units and these Units may not be withdrawn except to the extent tendering Unit holders are entitled to withdrawal rights as described in this Section 4.

SECTION 5. PURCHASE OF UNITS AND PAYMENT OF PURCHASE PRICE.

Upon the terms and subject to the conditions of this Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly following the expiration date, the Offeror will accept for payment and pay for, and thereby purchase, Units properly tendered and not properly withdrawn prior to the expiration date. For purposes of this Offer, the Offeror will be deemed to have accepted for payment, and therefore purchased Units, that are properly tendered and not properly withdrawn, only when, as and if it gives oral or written notice to the Partnership of its acceptance of the Units for payment under this Offer.

In all cases, payment for Units tendered and accepted for payment pursuant to this Offer will be made promptly, but only after timely receipt by the Depositary of certificates for Units, a properly completed and duly executed Letter of Transmittal, and any other required documents.

The Offeror will pay for Units purchased under this Offer by transmitting payment directly to the tendering Unit holders.

Certificates for all Units tendered and not purchased will be returned to the tendering Unit holders promptly after the expiration date or termination of this Offer without expense to the tendering Unit holders. Under no circumstances will interest on the Purchase Price be paid by the Offeror regardless of any delay in making the payment. In addition, if certain events occur, the Offeror may not be obligated to purchase Units under this Offer. See Section 6.

If a holder of unexchanged certificates for shares of the Corporation’s common stock tenders less than all of such shares or such tender is not accepted, such holder will receive, in lieu of a certificate for the unpurchased shares, a certificate for a like number of Units.

The Offeror will pay all stock transfer taxes, if any, payable on the transfer to it of Units purchased under this Offer. If, however, payment of the Purchase Price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instructions in the Letter of Transmittal.

Any tendering Unit holder or other payee who fails to complete fully, sign and return to the Depositary the substitute Form W-9 included with the Letter of Transmittal may be subject to U.S. tax backup withholding of 28% of the gross proceeds paid to the Unit holder or other payee under this Offer. See Section 3. Also see Section 12 regarding United States federal income tax and withholding consequences for foreign Unit holders.

SECTION 6. CONDITIONS OF THE OFFER.

Notwithstanding any other provision of this Offer, the Offeror will not be required to accept for payment, purchase or pay for any Units tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Units tendered, subject to Rule 14e-1(c) under the Exchange Act if, at any time on or after June 14, 2006 and before the expiration date, any of the following events shall have occurred (or shall have been determined by the Offeror to have occurred) that, in the Offeror’s reasonable judgment and regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the Offer or with acceptance for payment:

(1) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (a) challenges the making of this Offer, the acquisition of some or all of the Units under this Offer or otherwise relates in any manner to the Offer, or (b) in the Offeror’s reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Partnership or otherwise materially impair in any way the contemplated future conduct of the business of the Partnership or materially impair the Offeror’s ability to purchase Units in this Offer;

(2) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or the Offeror by any court or any authority, agency or tribunal that, in the Offeror’s reasonable judgment, would or might, directly or indirectly, (a) make the acceptance for payment of, or payment for, some or all of the Units illegal or otherwise restrict or prohibit completion of this Offer, (b) delay or restrict the ability of the Offeror, or render the Offeror unable, to accept for payment or pay for some or all of the Units, or (c) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Partnership or otherwise materially impair in any way the contemplated future conduct of the business of the Partnership;

(3) there shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (c) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, (d) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for real estate, that, in the Offeror’s reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (e) any significant decrease in the estimated value of the Units or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of the Offeror, have a material adverse effect on the business, condition (financial or other), income, operations or prospects of the Partnership or otherwise materially impair in any way the contemplated future conduct of the business of the Partnership, (f) in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof, or (g) any decline in either the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Industrial Companies by a material amount (including, without limitation, an amount greater than 10%) from the close of business on June 14, 2006;

(4) a tender or exchange offer for any or all of the Units (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving the Partnership has been proposed, announced or made by any person or has been publicly disclosed on or after June 14, 2006;

(5) the Offeror learns that (a) any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Units, whether through the acquisition of Units, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D, Schedule 13G, or Schedule TO filed with the SEC on or before June 14, 2006), or (b) any entity, group or person who has filed a Schedule 13D, Schedule 13G, or Schedule TO with the SEC on or before June 14, 2006 has acquired or proposes to acquire, whether through the acquisition of Units, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of this Offer), beneficial ownership of an additional 2% or more of the outstanding Units, other than as a result of any tender offer disclosed before June 14, 2006;

(6) any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire the Partnership or any of its Units, or has made a public announcement reflecting an intent to acquire the Partnership or any of the respective assets or securities of the Partnership;

(7) any change or changes have occurred after June 14, 2006 in the Partnership’s general partner, whether by the replacement or removal of the current general partner or the addition of a new general partner or by a change in ownership of the current general partner;

(8) any material adverse change to the Offeror, whether due to the death or disability of its President, or otherwise; or

(9) any material adverse change or changes have occurred or are threatened in the Partnership’s business, condition (financial or otherwise), assets, income, operations, prospects or treatment for tax purposes.

The foregoing conditions are for the sole benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any of these conditions, and may be waived by the Offeror, in whole or in part, at any time and from time to time, before the expiration date, in its sole discretion. The Offeror’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if the Offeror waives any of the conditions described above, the Offeror may be required to extend the expiration date. Any determination or judgment by the Offeror concerning the events described above will be final and binding on all parties.

SECTION 7. DETERMINATION OF PURCHASE PRICE; DISTRIBUTIONS.

There is no public market for the Units. The Purchase Price was determined by the Offeror based on its assessment of the Partnership’s current financial condition and prospects, which current prospects may differ materially from the Partnership’s actual financial results in future years for various reasons including, without limitation, those set forth below. The Offeror has not performed a liquidation value analysis for the purpose of establishing a fair offer price, nor has the Offeror obtained an independent appraisal or opinion to support the Offeror’s Purchase Price so determined. The Partnership obtained an appraisal of the value of its real estate assets as of December 31, 2005; however, such appraisal was obtained in the standard course of its business and not in connection with this Offer.

THE OFFEROR DOES NOT SUGGEST THAT THE OFFER PRICE OF $1.50 PER UNIT REPRESENTS A FAIR PURCHASE PRICE BASED ON WHAT EACH UNIT HOLDER MIGHT OTHERWISE RECEIVE UPON A SALE OF THE UNITS TO ANOTHER PARTY IN A SUBSEQUENT TENDER OFFER OR OTHERWISE OR IN DISTRIBUTIONS DURING THE LIFE OF THE PARTNERSHIP OR UPON ITS LIQUIDATION. THE AMOUNT THAT EACH UNIT HOLDER MIGHT ACTUALLY RECEIVE IN SUCH CIRCUMSTANCES COULD BE HIGHER OR LOWER THAN $1.50 PER UNIT.

The principal factors that are likely to affect the value of the Units, and which may determine that a holder of Units may ultimately receive more or less than $1.50 per Unit if the Units are held until the liquidation of the Partnership, are set forth in the Partnership’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other periodic reports filed with the SEC. A summary of these factors is set forth below.

Appraisal of Real Estate Assets. The Partnership obtained from Robert C. Cantwell and Associates an independent MAI appraisal report dated February 22, 2006 valuing the Partnership’s real estate assets located in Boiling Spring Lakes, North Carolina at December 31, 2005. Such assets comprise substantially all of the assets of the Partnership on such date other than cash, U.S. Treasury securities, and a promissory note relating to the sale in 2001 of the assets of the golf course and country club in Boiling Spring Lakes. The appraisal valued the appraised assets at $6,900,000, equivalent to $3.81 per Unit. The appraised value is the appraiser’s opinion of the most probable price which the property should bring in a competitive and open market under all conditions requisite to a fair sale, and assumed, among other things, a typically motivated buyer and seller in an “arm’s length” transaction, both parties are well informed or well advised about the assets and each acting in what he considers his own best interest, and a reasonable time is allowed for exposure in the open market. As such, there is no guarantee that the Partnership could realize the appraised value of such assets upon a sale. The actual sale price could be higher or lower than the appraised value. The appraisal was not in connection with any requested minimum, maximum or specific appraised value, any pending or proposed sale or other transaction, or approval of any loan involving the appraised assets or the Partnership. The foregoing summary of the appraisal is limited in its entirety to the full appraisal report, a copy of which is filed with the SEC as Exhibit 99.1 to the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2005.

The Partnership’s Real Estate Assets. The Partnership’s principal asset is its undeveloped land in Boiling Spring Lakes, North Carolina comprising approximately 828 acres. As of March 31, 2006, the Partnership owned the following:

•	approximately 363 acres, divided into 1,118 platted unimproved individual lots, both recorded and unrecorded, intended for residential use;

•	approximately 245 acres of undeveloped land intended for residential use;

•	approximately 220 acres of undeveloped land intended for commercial use;

•	a building comprising approximately 500 sq. ft. that is leased to the City of Boiling Spring Lakes at a rate of $1 per year for use as a post office; and

•	a sales office comprising approximately 1,269 sq. ft.

Potential Sale of a Portion of the Partnership’s Real Estate Assets. On May 26, 2006, the general partner of the Partnership announced that it was in discussions with a development group for the sale of approximately 180 acres, or 22% of the Partnership’s remaining land in Boiling Spring Lakes, North Carolina, for total consideration of $6 million. The general partner stated that these discussions are on-going and there can be no assurance that they will be successfully concluded or that if concluded that they will be on the terms described herein. It further stated that the development group anticipates building a package plant sewer system to service the portion of the development that it acquires in the transaction. Initial plans call for building the package plant in stages as individual residential and commercial lots and small tracts are sold. If built, the package plant will be the first sewer system installed within the City of Boiling Spring Lakes. The general partner stated that it currently anticipates that if there is a closing of the transaction, it will occur later in 2006. It further stated that as presently contemplated, at the closing of the transaction, the Partnership will receive cash of $100,000 and a promissory note with an initial principal amount of $5,900,000, secured by a deed of trust on the sold land. Principal will be payable quarterly beginning six months after the closing date from the proceeds received by the development group from the resale of the land, with a substantial payment of principal due during the first year. The interest rate will be floating, tied to the prime rate as reported in The Wall Street Journal.

The Partnership and its general partner cautioned that an agreement for the sale of the land to the development group has yet to be fully negotiated and signed, and that the transaction may not even close or, if closed, may be on terms substantially different than those currently contemplated. They further stated that the Partnership may also decide not to sell the land in the immediate future or to this buyer and that the Partnership may decide to develop the land itself or not to develop the land. In addition, the Partnership and its general partner cautioned that, even if the sale of land to the development group closes, there can be no guarantee that the package plant sewer system will be built or, if built, that the plant will not be substantially different from what is currently contemplated, whether in terms of cost, location, capacity or other factors. If the sewer system cannot be built for any reason, or the cost of building is substantially greater than currently contemplated, or if the development group is unable to resell land as quickly and/or for prices currently anticipated, the development group may default on the promissory note or the terms of the promissory note may have to be substantially renegotiated, in which events the amount of cash that the Partnership ultimately realizes from the transaction may be received later, on substantially different terms or in an amount substantially less than the $6,000,000 plus interest currently contemplated.

Potential Obligations of the Partnership for Water and Sewer Service. The lack of municipal water and public sewer services has been a major inhibiting factor in the Partnership’s efforts to sell and/or develop land in Boiling Spring Lakes. Prior to 2004, virtually all residents in the development were forced to rely upon well water and individual septic systems. The City of Boiling Spring Lakes began to phase in municipal water service to certain portions of the development in 2004, and initial residential hook-ups began during the second quarter of 2005. In connection with the first two phases of the municipal water system, the Partnership paid its full assessments totaling $87,000, which amount was treated for accounting purposes as an increase in the cost basis of the land owned by the Partnership in those certain portions of the development. A significant portion of the cost of water distribution and public sewer lines to land owned by the Partnership must be borne by the Partnership or by subsequent purchasers of the land. The general partner of the Partnership cannot estimate with any certainty the amount of any future assessment by the City for installation of water or by the County or a private contractor for installation of public sewer lines, nor can it predict with any certainty when any such assessments may be made or, once made, become due. The general partner of the Partnership has not accrued any provision in the Partnership’s financial statements for these costs. The general partner of the Partnership expects that, if applied to the Partnership’s current land holdings, these costs would be substantial. If the Partnership is liable for any such assessment and has insufficient funds to pay such assessment when due or is unable to obtain financing on acceptable terms, the Partnership may be unable to continue operating and may become insolvent.

Environmental Matters. The Partnership is subject to various federal, state, and local laws, ordinances, and regulations regarding environmental matters. The Partnership may be required to investigate and clean up hazardous or toxic substances or petroleum product releases on land currently or formerly owned by it, and may be liable to a governmental entity or to third parties for property damage and the cost of investigation, removal, and decontamination incurred by such parties. The penalty may be imposed whether or not the Partnership was aware, or responsible for, the hazardous or toxic substances, and the liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The cost of investigation, removal, and decontamination of substances could be substantial. If such substances are found on the land currently owned by the Partnership, or there is a failure to properly remove or decontaminate the area, the property could be difficult to sell, rent, or develop. Some environmental laws create a lien on a contaminated site in favor of the government for damages and costs it incurs in connection with such contamination. The Partnership may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. The Partnership is not aware of any environmental matters that would have a material effect on its financial condition and the Partnership has accordingly accrued no liabilities in its financial statements. However, it is at least reasonably possible that such matters may exist and the effect on the Partnership and its financial condition could be substantial.

Endangered / Protected Species. Portions of Boiling Spring Lakes and the surrounding area are known or believed to be the habitat of various species of flora and fauna which have been identified as endangered or protected species. Development of the Partnership’s land is subject to various laws and regulations intended to limit disturbance of endangered and protected species. It is possible that a material portion of the Partnership’s land that is not now, or not currently believed to be, the habitat of endangered or protected species could, in the future, be determined to be such a habitat, in which event the Partnership may be unable to sell or develop such land or, if sold, the sales price may be substantially less than if the land were not the habitat of endangered or protected species.

Water Level of Lakes. The Partnership believes that the lakes within the City of Boiling Spring Lakes are recreational and scenic attractions to potential buyers of land from the Partnership. The Partnership’s ability to sell land at its asking prices would be adversely affected to the extent that the water level in the lakes is substantially below normal for any length of time. Due to protracted drought or near-drought conditions for several years up to late 2002, nearly all the lakes within the City of Boiling Spring Lakes had a water level that was substantially below normal. These conditions resulted in a lowering of the water table, and sinkholes developed in the bed of Boiling Spring Lake, the largest lake in the community. Remedial measures taken by the city combined with heavy precipitation during the fourth quarter of 2002 solved the problem and filled the lakes to approximately normal levels; however, there can be no guarantee that such remedial measures will prevent the water levels from being substantially below normal for any length of time in the future.

Dam Repairs. The Partnership is responsible for the maintenance and repair of an earthen dam designed to retain water in one of the lakes in Boiling Spring Lakes. The dam was breeched approximately nine years ago and the Partnership has spent over $113,000 in repairs. During 2003 and 2004, the Partnership and the City of Boiling Spring Lakes were in discussions for the city to take title to the dam. A change in the city administration in 2005, however, requires that the new city manager review the matter before any transfer of title occurs. As a result, the Partnership believes that the transfer of title to the dam will still take place but that it might not occur during 2006. Unless and until a transfer of title occurs, the Partnership will have to bear the cost of any future repairs to the dam, which costs could be substantial and recurring.

Building and Maintaining Roads. The Partnership is responsible for maintaining certain roads, most of which are unpaved, and certain road rights-of-way within the City of Boiling Spring Lakes. The Partnership may complete some or all of the roads, but there is no contractual obligation to do so. The Partnership has not set aside any money or entered into any bond, escrow, or trust agreement to assure completion of the roads. It may be difficult or impossible for the Partnership to sell lots located on uncompleted roads. The City of Boiling Spring Lakes will not assume any road that is not paved with asphalt, and the City need not assume any paved road. Accordingly, unless and until the Partnership completes a road and has it paved with asphalt, and the road has been assumed by the City, the Partnership will be responsible for maintaining such road and the right-of-way. Since 2001, the Partnership has spent a total of approximately $66,000 for rocking and paving roads. The failure by the Partnership to provide proper maintenance of the roads and rights-of-way which have not been assumed by the City may subject the Partnership to substantially greater risk of litigation from persons adversely affected by such failure. If such litigation were to be initiated, the Partnership believes that it would prevail but that the cost of defending the case could be material, and should the Partnership not prevail, the cost of building any such road could be material.

The Partnership’s Liquid Assets. At March 31, 2006, the Partnership held $1,801,455 in cash and U.S. Treasury bills having maturity of 91 days or less, and had $1,981,052 invested in U.S. Treasury securities with a maturity of more than 91 days but less than two years, equivalent to $2.09 per Unit. On March 31, 2006, the Partnership had total liabilities of $133,333, equivalent to $0.07 per Unit.

The foregoing summary of the principal factors that are likely to affect the value of the Units, and which may determine that a holder of Units may ultimate receive more or less than $1.50 per Unit if the Units are held during the lifetime of the Partnership, is qualified in its entirety by the more detailed disclosures set forth in the Partnership’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other periodic reports filed with the SEC.

Distributions. The Partnership has not paid any distributions on the Units since the Partnership assumed the assets from its predecessor corporation in 1980.

SECTION 8. SOURCE AND AMOUNT OF FUNDS.

Assuming the Offeror purchases all Units (including unexchanged shares of common stock of the Corporation) in this Offer at the Purchase Price of $1.50 per Unit, approximately $2,717,343, will be required to purchase such Units. The Offeror currently holds liquid assets in the amount of the funds necessary to purchase Units tendered in this Offer, as well as to pay related fees and expenses. The balance sheet of the Offeror as of June 9, 2006 is set forth in the table below. This Offer is not conditioned upon the receipt of financing. See Section 6.

REEVES TELECOM ACQUISITION CORP.
BALANCE SHEET AT JUNE 9, 2006

ASSETS		LIABILITIES AND STOCKHOLDER’S EQUITY
Cash	$2,782,450
Receivables	2,575	Liabilities	$-0-
Marketable securities	20,755	Stockholder’s equity	2,805,780
Total assets	$2,805,780	Total liabilities and stockholder’s equity	$2,805,780

SECTION 9. CERTAIN INFORMATION CONCERNING THE PARTNERSHIP.

The Partnership’s principal executive office is located at 55 Brookville Road, Glen Head, NY 11545, telephone: (516) 686-2201.

Available Information. The Partnership is subject to the information requirements of the Exchange Act, and, in accordance therewith, files periodic reports and other information relating to its business, financial condition and other matters. The Partnership is required to disclose in these periodic reports certain information, as of particular dates, concerning the Partnership directors and executive officers, their compensation, stock options granted to them, the principal holders of the securities of the Partnership and any material interest of such persons in transactions with the Partnership. Pursuant to Rule 14d-3 under the Exchange Act, the Offeror has filed with the SEC a Tender Offer Statement on Schedule TO which includes additional information with respect to the Offer. This material and other information may be inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained by mail, upon payment of the SEC’s customary charges, by writing to the Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains periodic reports and information statements and other information regarding registrants such as the Partnership that file electronically with the SEC.

SECTION 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR; PAST CONTRACTS, TRANSACTIONS AND AGREEMENTS WITH THE PARTNERSHIP.

The Offeror’s principal executive office is located at 55 Brookville Road, Glen Head, NY 11545, telephone: (516) 686-2211.

The officers of the Offeror are as follows:

John S. Grace. Mr. Grace is the sole shareholder and president of the Offeror. For more than the last five years, he has been a private investor and President of Sheffield Investments, Inc., a company principally engaged in investments.

Peter Metz, CPA. Mr. Metz is Secretary of the Offeror. For more than the last five years, he has served as Senior Vice President and Chief Financial Officer for several Grace family concerns, for which he is responsible for overall monitoring of the financial, legal, and tax affairs.

Both Mr. Grace and Mr. Metz are citizens of the United States. Neither Mr. Grace nor Mr. Metz has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has either person been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

As of May 31, 2006, Mr. Grace and his associates or entities they controlled beneficially owned 25,100 Units of the Partnership. These Units represented approximately 1.4% of the outstanding Units on such date. None of such persons or entities had any transaction in Units of the Partnership in the past 60 days.

Contracts, Transaction and Agreements. The President and sole shareholder of the Offeror is John S. Grace. The general partner of the Partnership is Grace Property Management, Inc., all of the shares of which are held in trust for the benefit of Mr. Grace. Therefore, the Offeror may be deemed to be an affiliate of the Partnership and its general partner.

The Partnership’s general partner, and thereby an affiliate of the Offeror, charges the Partnership general partner fees. An affiliate of the general partner, and thereby an affiliate of the Offeror, charges the Partnership for office space used by officers of the general partner. Officers of the Partnership’s general partner charge the Partnership for their out-of-pocket expenses incurred when traveling on Partnership business. The amounts charged the Partnership during the three months ended March 31, 2006 and the twelve months ended December 31, 2005 and 2004, are set forth in the table below.

CHARGES BY GENERAL PARTNER AND ITS AFFILIATES

	3 Months Ended	12 Months Ended December 31,
	March 31, 2006	2005	2004
General partner’s fee	$40,000	$150,000	$80,000
Rent for office space	4,750	18,000	15,000
Reimbursement for travel expenses	-0-	-0-	2,752
Total charges	$44,750	$168,000	$97,752

An affiliate of the Partnership’s general partner, and thereby an affiliate of the Offeror, is paid consulting fees in connection with the sale by the Partnership in 2001 of the assets of the golf course and country club. Such consulting fees are equal to 2½% of the gross purchase price paid in cash at the March 2001 closing and thereafter 2½% of the principal payments received by the Partnership on the promissory note issued as part of the consideration for the sale. All of such consulting fees have been fully accrued on the Partnership’s financial statements and are paid as and when principal on the promissory note is received by the Partnership. Assuming that all future payments of principal are received in a timely manner, the Partnership will pay additional consulting fees to such affiliate of the general partner of $113 in 2006, $124 in 2007, and $3,221 in 2008. Given the relatively minor amounts of each monthly payment prior to maturity, the Partnership will pay consulting fees to the affiliate of the general partner semi-annually in arrears. Interest for late payments in respect of such quarterly payments of consulting fees has been waived.

Except for the preceding items, there were no transactions between the Partnership’s general partner or its affiliates (including management of the general partner and their immediate families) and the Partnership for the time periods specified. There were no other related party transactions and there existed no indebtedness to the Partnership from its general partner or its affiliates (including management of the general partner and their immediate families).

SECTION 11. LEGAL MATTERS; REGULATORY APPROVALS.

The Offeror is not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Units by the Offeror as contemplated by this Offer. Should any approval or other action be required, the Offeror presently contemplates that it will seek that approval or other action. The Offeror is unable to predict whether it will be required to delay the acceptance for payment of or payment for Units tendered under this Offer pending the outcome of any such matter. The obligations of the Offeror under this Offer to accept for payment and pay for Units is subject to conditions. See Section 6.

SECTION 12. U.S. FEDERAL INCOME TAX CONSEQUENCES.

General. The following summary describes the material United States federal income tax consequences of this Offer to Unit holders whose Units are properly tendered and accepted for payment in this Offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only Units that are held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to Unit holders in light of their particular circumstances or to certain types of Unit holders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, S corporations, expatriates of the United States, persons who are subject to alternative minimum tax, persons that have a “functional currency” other than the United States dollar, persons who hold Units as a position in a “straddle” or as a part of a “hedging,” “conversion” or “constructive sale” transaction for United States federal income tax purposes. This summary also does not address the state, local or foreign tax consequences of participating in this Offer or any United States tax other than federal income tax. You should consult your tax advisor as to the particular tax consequences to you of participation in this Offer.

In addition, except as otherwise specifically noted, this summary applies only to holders of Units that are “United States holders.” For purposes of this discussion, a “United States holder” means a holder of Units that for United States federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•
a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.

If a Unit holder is a partnership (including any entity treated as a partnership for United States federal income tax purposes), the tax treatment of a partner in the partnership will generally depend upon the status of the partners and the activities of the partnership. A holder that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of participating in the Offer.

UNIT HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE OFFER.

The following discussion is based on the assumption that the Partnership is treated as a Partnership for federal income tax purposes and is not a “publicly traded partnership” as defined in the Code. If the Partnership is classified as a “publicly traded partnership,” it is generally taxed as a corporation for United States federal income tax purposes. A partnership is considered a “publicly traded partnership” under the Code if its partnership interests are traded on an established securities market or readily tradable on a secondary market or the substantial equivalent thereof. The Units are not considered publicly traded at this time under the definition described above.

Characterization of the Purchase. A Unit holder subject to taxation under United States federal income tax law will recognize gain or loss on the sale of Units to the Offeror measured by the difference between (i) the amount realized by the Unit holder on transfer of the Units and (ii) the Unit holder’s adjusted basis in such Units. The amount realized by the Unit holder will include the Unit holder’s reduction in his share of Partnership liabilities as determined under Section 752 of the Code, and the Treasury regulations thereunder. A Unit holder’s adjusted basis of his Units will depend on his particular circumstances.

A Unit holder may recognize capital gain or loss on the sale of his Units. This gain or loss will be long-term capital gain or loss if the holder’s holding period for the Units that were sold exceeds one year as of the date of purchase by the Offeror under this Offer. Specific limitations apply to the deductibility of capital losses by United States holders. Gain or loss must be determined separately for each block of Units (Units acquired at the same cost in a single transaction) that is purchased by the Offeror from a United States holder under this Offer.

If any portion of the amount realized by a Unit holder is attributable to the Unit holder’s share of the Partnership’s assets described under Section 751 of the Code, the portion of the gain or loss attributable to such assets under Section 751of the Code, will be treated as ordinary gain or loss.

A Unit holder will be allocated the Unit holder’s pro rata share of the Partnership’s annual income and loss for the year of sale with respect to the Units sold for the period through the date of sale. Such allocations and any Partnership distributions to a Unit holder through the date of the sale of the Unit holder’s Units would affect a Unit holder’s adjusted basis in his Units, and the amount of any gain or loss recognized by the Unit holder on the sale of the Units.

Under Section 708 of the Code, if 50% or more of the total interest in partnership capital and profits are sold or exchanged within a twelve month period, the partnership is terminated for United Stated federal income tax purposes. As a result of this Offer, it is possible that the Partnership could terminate for United States federal income tax purposes. A tax termination will result in the closing of the taxable year to all Unit holders. If a corporate or other non-individual Unit holder has a non-calendar year tax year, such Unit holder may recognize more than one year of Partnership tax items on one tax return.

Each Unit holder should consult with his tax advisor as to the Unit holder’s adjusted basis in the Unit holder’s Units and the resulting tax consequences of a sale of his Units.

Foreign Unit Holders. If a foreign Unit holder (i.e., a Unit holder other than a United States holder) is treated as having sold its units to the Offeror, it will be subject to United States federal income tax on any gain realized on the purchase of units by the Partnership in the Offer if (i) the gain is effectively connected with the conduct by such foreign Unit holder of a trade or business in the United States; or (ii) the foreign Unit holder is an individual and is present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met; or (iii) the Partnership is or has been a U.S. real property holding corporation (a “USRPHC”) for United States federal income tax purposes. If a foreign Unit holder is subject to U.S. income tax under the foregoing circumstances, it will also be subject to withholding (in addition to any backup withholding to which it may be subject).

Unit Holders Who Do Not Accept this Offer. Unit holders whose Units are not purchased by the Offeror under this Offer should not incur any United States federal income tax liability as a result of the completion of this Offer.

Backup Withholding. See Section 3 with respect to the application of United States federal backup withholding tax.

SECTION 13. EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

The Offeror expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Offeror to have occurred, to extend the period of time during which this Offer is open and thereby delay acceptance for payment of, and payment for, any Units by giving oral or written notice of the extension to the Partnership and making a public announcement of the extension. The Offeror also expressly reserves the right, in its sole discretion, to terminate this Offer and not accept for payment or pay for any Units not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Units upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of termination or postponement to the Partnership and making a public announcement of termination or postponement. The Offeror’s reservation of the right to delay payment for Units that it has accepted for payment is limited by Rule 14e-1(c) promulgated under the Exchange Act, which requires that the Offeror must pay the consideration offered or return the Units tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Offeror further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by the Offeror to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this Offer to holders of Units or by decreasing the number of Units being sought in this Offer.

Amendments to this Offer may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made with respect to this Offer will be disseminated promptly to Unit holders in a manner reasonably designed to inform Unit holders of the change. Without limiting the manner in which the Offeror may choose to make a public announcement, except as required by applicable law, the Offeror shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release.

If the Offeror increases or decreases the price to be paid for Units or decreases the number of Units being sought in this Offer, this Offer will be remain open for at least ten business days from the date that the notice of such increase or decrease is first published or sent or given to security holders in the manner specified above.

SECTION 14. FEES AND EXPENSES.

No person will be directly or indirectly employed, retained, or compensated to make solicitations or recommendations in connection with this Offer. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Offeror for purposes of this Offer. The Offeror will pay or cause to be paid all stock transfer taxes, if any, on the purchase of Units, except as otherwise provided in this document and the Instructions in the Letter of Transmittal.

SECTION 15. WITHDRAWAL OF UNITS TENDERED IN THE MACKENZIE OFFER.

On April 26, 2006, MPF-NY 2005, LLC; SCM Special Fund, LLC; MPF Flagship Fund 10, LLC; and MPF DeWaay Premier Fund 3, LLC, affiliates of MacKenzie, announced the MacKenzie Offer to purchase all 1,811,562 Units at a purchase price equal to $0.50 per Unit, less the amount of any distributions paid after April 26, 2006, in cash, without interest, upon the terms and subject to the conditions set forth in the MacKenzie Offer documents dated April 26, 2006. The MacKenzie Offer was extended to Friday, June 16, 2006. If you wish to tender your Units under this Offer and have already tendered your Units under the Mackenzie Offer, you must withdraw your Units previously tendered under the MacKenzie Offer. You may withdraw your Units from the MacKenzie Offer by following the instructions for withdrawal set forth in the MacKenzie Offer documents by submitting a timely notice of withdrawal to MacKenzie. Unless the MacKenzie Offer is extended, you must submit your notice of withdrawal to MacKenzie prior to 12:00 Midnight Pacific Time on Friday, June 16, 2006 for your withdrawal to be effective. Once you have withdrawn your Units under the MacKenzie Offer, you may tender the Units under this Offer.

The following information is provided for your reference and is taken from the MacKenzie Offer documents and the Offeror assumes no responsibility for its accuracy. You are advised to carefully read the MacKenzie Offer documents and follow all instructions carefully.

“Units tendered pursuant to the [MacKenzie] Offer may be withdrawn at any time prior to the Expiration Date [currently June 16, 2006]….For withdrawal to be effective a written or facsimile transmission notice of withdrawal must be timely received by the Depositary [for the MacKenzie Offer] at the address or the facsimile number set forth in the….[MacKenzie] Letter of Transmittal. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn and must be signed by the person(s) who signed the [MacKenzie] Letter of Transmittal in the same manner as the [MacKenzie] Letter of Transmittal was signed.”

The Depositary for the MacKenzie Offer is stated in the MacKenzie Offer documents to be as follows:

MacKenzie Patterson Fuller, LP
1640 School Street
Moraga, California 94556
Telephone: 800-854-8357
Facsimile: 925-631-9119
E-Mail Address: offers@mpfi.com

SECTION 16. MISCELLANEOUS.

The Offeror is not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If the Offeror becomes aware of any jurisdiction where the making of this Offer or the acceptance of Units pursuant thereto is not in compliance with applicable law, the Offeror will make a good faith effort to comply with the applicable law. If, after such good faith effort, the Offeror cannot comply with the applicable law, this Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Units in that jurisdiction.

Pursuant to Rule 14d-3 under the Exchange Act, the Offeror has filed with the SEC a Tender Offer Statement on Schedule TO which contains additional information with respect to this Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning the Partnership.

The Offeror has not authorized any person to make any recommendation on behalf of the Offeror as to whether Unit holders should tender or refrain from tendering Units in this Offer. The Offeror has not authorized any person to give any information or to make any representation in connection with this Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by the Offeror.

____________________

June 14, 2006

The Letter of Transmittal and Unit certificates and any other required documents should be sent or delivered by each Unit holder to the Depositary at the address set forth below:

By Mail: Mellon Investor Services LLC Attn: Reorganization Department P.O. Box 3448 South Hackensack, NJ 07606	By Overnight Courier: Mellon Investor Services LLC Attn: Reorganization Department 480 Washington Boulevard Mail Drop - Reorg Jersey City, NJ 07310	By Hand: Mellon Investor Services LLC Attn: Reorganization Department 120 Broadway, 13th Floor New York, NY 10271